Exhibit 99.1

Aytu BioPharma Announces Agreement with Avenue Venture Debt Fund to Extend Interest-Only Period of Company’s Term Loan

Amendment of Secured Loan Agreement Extends Interest-Only Period to January 2024

Amendment Defers Over $3 Million in Principal Payments Beyond 2023

Note Matures in January 2025, with Additional Extensions of the Interest-Only Period Available, Subject to Achievement of Certain Milestones

ENGLEWOOD, CO / October 25, 2022 / Aytu BioPharma, Inc. (the Company or “Aytu”) (Nasdaq: AYTU), a pharmaceutical company focused on commercializing novel therapeutics, today announced an agreement with the Avenue Venture Opportunities Fund, L.P. (“Avenue Venture Debt Fund” or “Avenue”) to extend the interest-only period of the Company’s existing senior secured loan facility held with Avenue. This amendment to the original secured loan agreement, which was executed in January 2022, extends the interest-only period to January of 2024.

The maturity date of the Avenue secured loan is January 2025 and remains subject to additional interest-only period extensions upon the achievement of certain milestones by the Company. The extension of the interest-only period will conserve cash and save the Company over $3 million in calendar 2023 principal payments by deferring those payments into 2024 and 2025. In exchange for this extension, the Company and Avenue agreed to reset the exercise price of the warrants issued in conjunction with the original loan agreement to $0.43, corresponding to the warrant exercise price associated with the Company’s latest equity financing.

Josh Disbrow, Chief Executive Officer of Aytu BioPharma, said, “We appreciate the ongoing support of Avenue in extending the interest-only period to help us preserve near-term cash and execute on our operational plan. Avenue has been an exceptional partner and has been supportive of the Company as we focus on growing our commercial businesses and advancing our objectives in order to achieve positive EBITDA in the first half of 2023.”

Chad Norman, Senior Portfolio Manager of the Avenue Venture Debt Fund, commented, “We have been pleased with the progress of the Aytu team in executing on its plan. We view this amendment as an additional way to support the Company as they continue to grow the business and ramp revenues.”

About Aytu BioPharma, Inc.

Aytu BioPharma is a pharmaceutical company commercializing a portfolio of commercial prescription therapeutics and consumer health products. The Company’s prescription products include Adzenys XR-ODT® (amphetamine) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING) and Cotempla XR-ODT® (methylphenidate) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING) for the treatment of attention deficit hyperactivity disorder (ADHD), as well as Karbinal® ER (carbinoxamine maleate), an extended-release antihistamine suspension indicated to treat numerous allergic conditions, and Poly-Vi-Flor® and Tri-Vi-Flor®, two complementary fluoride-based prescription vitamin product lines available in various formulations for infants and children with fluoride deficiency. Aytu’s consumer health segment markets a range of over-the-counter medicines, personal care products, and dietary supplements addressing a range of common conditions including diabetes, allergy, hair regrowth, and gastrointestinal conditions. To learn more, please visit aytubio.com.

About Avenue Venture Opportunities

The Avenue Venture Debt Fund seeks to provide creative financing solutions to high-growth, venture capital-backed technology and life science companies. The Avenue Venture Debt Opportunities Fund focuses generally on companies within the underserved segment of the market created by the widening financing gap between commercial banks and larger debt funds. The Avenue Venture Debt fund is part of the larger group of funds of Avenue Capital Group. For additional information on Avenue Capital Group, which is a global investment firm with assets estimated to be approximately $12.3 billion as of September 30, 2022, please visit www.avenuecapital.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts contained in this press release, are forward-looking statements. Forward-looking statements are generally written in the future tense and/or are preceded by words such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘forecast,’’ ‘‘could,’’ ‘‘expect,’’ ‘‘suggest,’’ ‘‘believe,’’ ‘‘estimate,’’ ‘‘continue,’’ ‘‘anticipate,’’ ‘‘intend,’’ ‘‘plan,’’ or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. All statements other than statements of historical facts contained in this press release, are forward-looking statements, including but not limited to any statements regarding the financial results and statements presented in this press release and during the business update call following its release. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the timing and ability of achieving the milestones required to further extend the Avenue interest-only period, as well as the timing and ability to generate positive EBITDA and cash flows. We also refer you to the risks described in ‘‘Risk Factors’’ in Aytu’s Annual Report on Form 10-K, in Quarterly Reports filed on Form 10-Q, and in the other reports and documents it files with the Securities and Exchange Commission.

Contacts for Investors:

Mark Oki, Chief Financial Officer

Aytu BioPharma, Inc.

moki@aytubio.com

Robert Blum or Roger Weiss

Lytham Partners

AYTU@lythampartners.com

Source: Aytu BioPharma, Inc.